Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ANNOUNCES RECORD RESULTS

Berwyn, PA, April 25, 2013 – AMETEK, Inc. (NYSE: AME) today announced first quarter results that established records for sales, operating income, net income and diluted earnings per share.

AMETEK’s first quarter 2013 sales of $882.9 million were up 7% over the same period of 2012. Operating income was $197.2 million in the first quarter of 2013, an 8% increase from $182.8 million recorded in the same period of 2012. Net income in the first quarter of 2013 increased 14% to $125.1 million, from $110.2 million in last year’s first quarter. Diluted earnings per share increased 13% to $0.51 per diluted share, from the first quarter 2012 level of $0.45 per diluted share.

The first quarter 2013 results include approximately $0.01 per diluted share in realignment costs and approximately $0.01 per diluted share in costs related to the performance-based accelerated vesting of restricted stock. Performance-based vesting occurred as a result of the stock price doubling in less than three years since the issue of the grant, reflecting the significant value created for AMETEK shareholders.

“AMETEK achieved solid results in the first quarter with sales, operating income, net income and diluted earnings per share at record levels. While end market demand remains tepid, our team executed extremely well on Operational Excellence initiatives, which led to strong results in the quarter,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Cash flow was strong, with operating cash flow totaling $157 million for the quarter, an increase of 11% over the same period in 2012,” continued Mr. Hermance.

Electronic Instruments Group (EIG)
For the 2013 first quarter, EIG sales increased 3% to $484.5 million. Operating income in the quarter increased 7% to $131.7 million, compared with $123.0 million in the first quarter of 2012. Operating margins were 27.2% in the first quarter, up 100 basis points from 26.2% in last year’s first quarter.

“EIG had a solid first quarter with excellent operating performance. Sales were up due to strength in our Aerospace and oil and gas businesses, combined with the contribution from the Micro-Poise acquisition. Operating margins expanded nicely driven by the higher revenue and our Operational Excellence initiatives,” said Mr. Hermance.

—MORE—

AMETEK ANNOUNCES RECORD RESULTS

Electromechanical Group (EMG)
For the first quarter of 2013, EMG sales increased 11% to $398.4 million. Operating income in the first quarter of 2013 of $78.0 million was up 10%, compared with $70.9 million in the same period of 2012. Operating margins were 19.6% in the first quarter, compared with 19.8% in last year’s first quarter.

“EMG also had a solid first quarter with strong core growth in our third party Aerospace MRO business and the contribution from the Dunkermotoren acquisition driving the top line increase,” commented Mr. Hermance.

2013 Outlook
“We expect sluggish end market conditions to continue. We have taken additional cost actions to ensure we are properly positioned for the remainder of 2013. Organic growth in the second half of the year is expected to be stronger than the first half. Our strong portfolio of businesses, proven operational capabilities, and a successful focus on strategic acquisitions should enable us to perform well in 2013,” noted Mr. Hermance.

“We anticipate 2013 revenue to be up high single digits on a percentage basis from 2012, reflecting low to mid-single digit core growth and contributions from recent acquisitions. Earnings for 2013 are expected to be in the range of $2.08 to $2.12 per diluted share, up 11% to 13% over 2012, reflecting the leveraged impact of core growth, operational initiatives and the contributions from recently acquired businesses,” added Mr. Hermance.

“Second quarter sales are expected to be up mid to high single digits over last year’s second quarter. We estimate our earnings to be approximately $0.51 to $0.52 per diluted share, an increase of 9% to 11% over last year’s second quarter of $0.47 per diluted share,” concluded Mr. Hermance.

—MORE—

AMETEK ANNOUNCES RECORD RESULTS

Conference Call
The Company will webcast its First Quarter 2013 investor conference call on Thursday, April 25, 2013, beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $3.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

# # #
(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Net sales	$882,853	$827,152

Operating expenses:
Cost of sales, excluding depreciation	574,074	536,283
Selling, general and administrative	97,608	95,036
Depreciation	13,936	13,057

Total operating expenses	685,618	644,376

Operating income	197,235	182,776
Other expenses:
Interest expense	(18,323)	(18,837)
Other, net	(2,524)	(2,240)

Income before income taxes	176,388	161,699
Provision for income taxes	51,242	51,549

Net income	$125,146	$110,150

Diluted earnings per share	$0.51	$0.45

Basic earnings per share	$0.51	$0.46

Weighted average common shares outstanding:
Diluted shares	245,411	243,307

Basic shares	243,285	240,186

Dividends per share	$0.06	$0.04

1

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Net sales:
Electronic Instruments	$484,501	$468,808
Electromechanical	398,352	358,344

Consolidated net sales	$882,853	$827,152

Income:
Segment operating income:
Electronic Instruments	$131,746	$123,025
Electromechanical	77,999	70,877

Total segment operating income	209,745	193,902
Corporate administrative and other expenses	(12,510)	(11,126)

Consolidated operating income	$197,235	$182,776

2

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$177,335	$157,984
Receivables, net	529,182	507,850
Inventories	434,044	428,935
Other current assets	73,603	69,974

Total current assets	1,214,164	1,164,743

Property, plant and equipment, net	375,660	383,483
Goodwill	2,177,533	2,208,239
Other intangibles, investments and other assets	1,407,118	1,433,591

Total assets	$5,174,475	$5,190,056

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$208,092	$320,654
Accounts payable and accruals	591,045	559,315

Total current liabilities	799,137	879,969

Long-term debt	1,115,603	1,133,121
Deferred income taxes and other long-term liabilities	637,624	641,815
Stockholders’ equity	2,622,111	2,535,151

Total liabilities and stockholders’ equity	$5,174,475	$5,190,056

3